MANUFACTURING AGREEMENT

This Agreement dated as of the 25 day of January, 2005

BETWEEN:

Med-Tech Solutions Inc., a company duly incorporated pursuant to the laws of the State of Nevada and having its office at Suite 2200 – 1177 West Hastings Street, Vancouver, B.C., V6E 2K3

(the "Company")

AND:

MDMI TECHNOLOGIES INC. (FORMERLY M.D.M.I. MANUFACTURING CANADA LTD.), a company duly incorporated pursuant to the laws of Canada and having its office at 110-12051 Horseshoe Way Richmond, BC, V7A 4C8

(the "Manufacturer")

WHEREAS:

A.
The Manufacturer has agreed to manufacture a certain urinary incontinence apparatus described in Schedule “A” attached hereto on behalf of the Company, for use in the women’s health care industry, according to the quality standards of the Company; and the Company has agreed to purchase such products from the Manufacturer, on the terms of this Agreement.

B.	The Company originally acquired the rights to the aforesaid urinary incontinence apparatus pursuant to an exclusive license agreement dated October 29, 2004 (the “Technology Acquisition Agreement”).

THEREFORE in consideration of the mutual covenants in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.0	DEFINITIONS

In this Agreement:

1.1	"Documentation" means any technical or user manuals or documentation related to or necessary for the use of the Products, in English and in various foreign-language versions;

1.2	"MDMI Document Control System" means the document control system implemented by the Manufacturer.

1.3
"Products" means the products described in Schedule "A" attached to and forming part of this Agreement, which pursuant to this Agreement will be manufactured by the Manufacturer on behalf of the Company.

1.4
"Specifications" means the Product manufacturing specifications originally given to the Company by the Manufacturer pursuant to the Technology Acquisition Agreement, and referred to in Schedule "A", as amended from time to time by the Company.

1.5	The following schedules are attached to and form part of this Agreement:

	(1)	Schedule "A" Products and Specifications

	(2)	Schedule "B" Price List

2.0	PRODUCTS AND PRICE

2.1
Products: The Manufacturer will manufacture the Products in Canada exclusively for the Company, according to the Specifications, during the Term of this Agreement. The Company will purchase the Products from the Manufacturer for the price and in the manner set out in this Agreement. The Manufacturer will sell the Products only to the Company and to no other person or entity.

2.2
Price: The price of the Products will be the price set out in Schedule "B" to this Agreement (the "Price"), as amended pursuant to this Agreement. All prices and amounts set out in this Agreement are expressed in United States dollars.

2.3
First 180 Days: For the first 180 days of production pursuant to this Agreement (the "180-Day Period"), the parties will monitor the costs of manufacturing the Products. Within 2 weeks of the conclusion of the 180-Day Period, the parties may renegotiate the Price. In the event of a failure to agree on a renegotiated Price, either:

	(1)	the Price set out in Schedule "B" will continue; or

	(2)	the Agreement may be terminated by mutual consent.

2.4	Price Changes: After the 180-Day Period, Manufacturer will not change the Price unless:

	(1)	The Manufacturer demonstrates that its costs to manufacture the Products have changed proportionately to the proposed change;

	(2)	The Company and the Manufacturer agree to evenly split cost savings due to part or process improvements;

	(3)	The Manufacturer provides a written request for such a proposed change more than 90 days prior to the proposed effective date of such change;

	(4)	The Company approves such change in writing;

	(5)	A new Schedule "B" reflecting the price change is issued for this Agreement.

2.5
New Products: The Company will provide advance written notice to the Manufacturer of any products which are to be added to this Agreement. By consent of both parties, all relevant Schedules will be amended or if necessary new Schedules will be added in respect of specifications, price, materials and equipment, etc. related to any new products. The terms of this Agreement will apply to such new products, which will be deemed to fall under the definition of "Products".

3.0	SPECIFICATIONS & QUALITY CONTROL

3.1	Obligations of the Manufacturer: The Manufacturer will:

	(1)	manufacture and test the Products to the uniform, high quality standards established by the Company, which meet or exceed all the Specifications;

	(2)	manufacture the Products in quantities sufficient to meet the demand for the Product;

	(3)	maintain by itself, or through its agents, an adequate stock of the materials and parts required to manufacture the Products in accordance with this Agreement;

	(4)	employ sufficient competent and experienced personnel, who are skilled and trained in the manufacture of the Products;

	(5)	provide appropriate manufacturing facilities in Canada for the manufacture of the Products;

	(6)	provide standard hand tools and equipment listed in Schedule "B";

	(7)	maintain a quality system in accordance with ISO13485 and provide the Company with documentation to support quality system status;

	(8)	notify the Company immediately in writing in the event:

(1) the Manufacturer is unable to maintain quality system certification in accordance with ISO Standards, or,

(2) of any non-conformities specifically relating to the Specifications or Products.

(9) if the Manufacturer fails to meet the obligations set out above then the Company may holdback 15% of all unpaid invoices until a satisfactory resolution is obtained.

3.2
Samples: The Manufacturer will provide the Company with sample units of the Products at time of its first shipment of the Products. If the Company requests, the Manufacturer will provide the Company with further "control" samples of the Products at any time.

3.3
Changes to Specifications: The Manufacturer may not vary or change the Specifications without prior written approval from the Company. The Company may vary, change, update or amend the Specifications from time to time by advance written notice to the Manufacturer. Changes to Price resulting from changes to Specifications must be mutually agreed upon in writing.

3.4	MDMI Document Control System: The Manufacturer will document all changes to the Specifications within the MDMI Document Control System.

3.5
Records: The Manufacturer will maintain all related manufacturing and employment records for a period not less than 7 years following production of the Product. At any time during business hours, the Company may conduct a comprehensive audit of the Manufacturer's manufacturing, packaging and storage facilities, as well as reviewing standard operating procedures, manufacturing and employment records, and any other relevant information pertaining to the Products. The Company may appoint representatives from an independent organization to conduct these audits on its behalf. The Manufacturer will provide appropriate records to any authority (including any Notified Body or Competent Authority of the European Community) responsible for ensuring compliance with ISO standard certification. The Manufacturer will, at the Company's request, provide any quality control testing documentation. The Company will maintain all distribution and post-marketing monitoring records.

3.6
Quality Control: The Manufacturer will ensure that all quality control measures and applicable federal and provincial legislation and regulations are complied with, and will conduct ongoing quality assurance testing.

4.0	PACKAGING

4.1
Packaging: The Manufacturer will pack the Products according to the Specifications, or as specified on the Purchase Order. If the Company develops unique packaging and/or delivery systems for the Products, the Manufacturer will not use such unique packaging and/or delivery systems with any other person, firm or entity in any country where the Company sells Products during the term of this Agreement and for twelve (12) months after the termination of this Agreement. For greater certainty all packaging materials shall be supplied by the Manufacturer and shall be included in the price described in Schedule “B”.

4.2	Packing Slip: Each shipment of Product will contain a packing slip complete with a lot number.

4.3	Certificate of Conformance: Each shipment of Product will contain a certificate of conformance which certifies that every Product in the shipment meets the Specifications.

5.0	REPRESENTATIONS AND WARRANTIES

5.1	Manufacturer's Representations and Warranties: Manufacturer warrants, represents and covenants to the Company that:

(1) Authority: The Manufacturer has the necessary corporate authority and capacity to enter into this Agreement;

(2) Ability: The Manufacturer has the necessary skill, ability and expertise to perform its obligations under this Agreement;

(3)
Defects: The Manufacturer warrants that each shipment of Product will be manufactured and tested to the Specifications and will be free of defects. The Manufacturer warrants that if defects in the Products which prevent substantial conformance to the Specifications occur during the term of this Agreement then, provided that the Company provides prompt notice and full and complete disclosure of such defects to the Manufacturer; the Manufacturer will use its best efforts to either correct such errors or replace the defective Products within 60 days following receipt of notice from the Company of such defects, failing which any monies paid by the Company in respect of the purchase of such Products will be refunded.

6.0	TRADEMARKS

6.1
Ownership: The Manufacturer acknowledges and agrees that Med-Tech Solutions, Inc. ("the Company) owns the trademarks, trade names and service marks “Gynecone”, as amended from time to time in the sole discretion of the Company, subject in any event to the terms of the Technology Acquisition Agreement..

6.2
Restriction: The Manufacturer will not use any trademark or trade name belonging to the Company on any Products or Packaging or otherwise, other than as set out in this Agreement. The Manufacturer will not sell any Products bearing any of the Trademarks to any person or entity other than the Company. The Manufacturer will not manufacture any Products bearing any of the Trademarks for any person or entity other than the Company. The Manufacturer will not use the trade name of “Gynecone” without prior written consent from the Company.

6.3
Competing Products: During the term of this Agreement and for a period of twelve months thereafter the Manufacturer will neither manufacture, distribute or sell any other products which are similar to or competitive to the Products.

7.0	INTELLECTUAL PROPERTY, CONFIDENTIALITY & USE RESTRICTIONS

7.1
Technology: The Manufacturer acknowledges and agrees that, except for the limited manufacturing rights granted in this Agreement, the Company exclusively owns and retains any and all right, title and interest to the Specifications, including but not limited to all intellectual property, trade secrets, and know-how whether or not subject to patent protection or copyright, associated with the Specification, design and manufacture of the Products (the "Technology"), subject in any event to the Terms of the Technology Acquisition Agreement.

7.2
Patents: In the event the Company applies for a patent or other intellectual property protection in respect of the Technology or Products, the Manufacturer will continue to have the right to manufacture the Products as provided herein.

7.3
Confidential Information: The Manufacturer agrees that the Company has a proprietary interest in any information provided to the Manufacturer by the Company in connection with this Agreement whether in written or oral form, which is:

	(1)	a trade secret, confidential or proprietary information relating to the Products or the Technology,

	(2)	not publicly known, and

	(3)	communicated with an expectation of confidentiality or marked as confidential or proprietary information (the "Confidential Information").

7.4	Exceptions: The Manufacturer will not be liable for a disclosure of the Confidential Information if the information so disclosed:

	(1)	was in the public domain at the time of disclosure without breach of this Agreement; or

	(2)	was known to or contained in the records of the Manufacturer from a source other than the Company at the time of disclosure by the Company to the Manufacturer and can be so demonstrated; or

	(3)	was independently developed and is so demonstrated promptly upon receipt of the documentation and technology by the Manufacturer; or

	(4)	becomes known to the Manufacturer from a source other than the Company without breach of this Agreement by the Manufacturer and can be so demonstrated; or

	(5)	was disclosed pursuant to court order.

The exclusions in clauses (2), (3) and (4) above will not apply to Confidential Information which relates to the Technology originally acquired by the Company pursuant to the Technology Acquisition Agreement.

7.5
Restrictions: The Manufacturer will disclose the Confidential Information only to those of its agents and employees to whom it is necessary in order to properly carry out their duties as limited by the terms and conditions of this Agreement. Both during and after the term of this Agreement, all disclosures by the Manufacturer to its agents and employees will be held in strict confidence by such agents and employees. During and after the term of this Agreement, the Manufacturer, its agents and employees will not use the Confidential Information for any purpose other than in connection with the Manufacturer's manufacture of the Product pursuant to this Agreement. The Manufacturer will, at its expense, return the Confidential Information to the Company as soon as practicable after the termination or expiration of this Agreement. All such Confidential Information will remain the exclusive property of the Company during the term of this

Agreement and thereafter. This Section will also apply to any consultants or subcontractors that the Manufacturer may engage in connection with its obligations under this Agreement.

7.6
Non-Disclosure by Manufacturer: The Manufacturer will not disclose any Confidential Information regarding any aspect of Technology, or its manufacturing processes, or any aspect of its business dealings with the Company to any person firm or entity, without the prior written permission of the Company, including but not limited to the Specifications and any other information related to the manufacturing, packaging, marketing, or selling of the Products.

7.7
Non-Disclosure by Med-Tech Solutions, Inc.: Except as required by applicable securities laws, the Company will not disclose any information regarding any aspect of its business dealings with the Manufacturer to any person, firm, or entity without the prior written permission of the Manufacturer.

7.8
Restriction: The Manufacturer will not disassemble or decompile the Products or any part thereof for any purpose other than the purpose of manufacturing the Products pursuant to this Agreement. The Manufacturer will not customize, modify or have customized or modified any Products unless it obtains the prior written consent of the Company.

8.0	ORDERS AND DELIVERY

8.1
Purchase Order: Each order by the Company will be made with a Purchase Order to specify quantity, price, and delivery dates, as well as any other requirements. The Manufacturer is required to return signed acknowledgement of the Purchase Order to the Company.

8.2	Order Fulfullment: The Manufacturer will use its reasonable efforts to fill all orders placed by the Company for the Products in accordance with the delivery dates requested by the Company.

8.3	Risk: Title to and risk of loss of any shipment of the Products remains with the Manufacturer until such shipment is received by the Company.

8.4
Returned Stock: The Manufacturer will accept returned Products from the Company with respect to any stock that is non-conforming to Specifications, or is received damaged, mislabeled, mispackaged or in otherwise unusable condition, at 100% of current acquisition cost plus any applicable handling and shipping fees.

8.5
Payment: The Company will pay the Manufacturer for the Products within 15 days (Net 15) of receipt of invoice, with billing to occur on the 15th and 30th of each month for shipments delivered within each period.

9.0	TERM

9.1
Term: This Agreement commences on the date first written on page one and continues for an indefinite period thereafter (the "Term") until terminated according to Section 2.3 above or Section 10.0 below. This Agreement may be renewed by mutual consent of the parties.

10.0	TERMINATION

10.1
Termination: Either the Company or the Manufacturer may terminate this Agreement by giving three months written notice to the other party including a defined date of termination, or immediately by mutual written agreement.

10.2	Rights over Inventory: If the Company terminates this Agreement pursuant to Paragraph 10.1, then:

	(1)	the Company will purchase all of the Manufacturer's inventory of any Finished Products that have been manufactured pursuant to a purchase order from the Company;

(2)
the Company will purchase at cost any materials, Component Parts or Raw Goods, less the cost of materials supplied by the Company, on hand up to (but not exceeding) the amount of such materials required to manufacture that number of Products which were manufactured in the three months preceding the date of termination; and h Products to the Company.

	(3)	provided the Manufacturer has any finished inventory of Products in excess of the Products referred to in 10.2(1), then the Manufacturer will without charge deliver suc

10.3	Events of Default: Notwithstanding the above, the Company may terminate this agreement immediately and without liability if:

	(1)	the Manufacturer declares bankruptcy or becomes insolvent or enters into receivership;

	(2)	any Product of the Manufacturer fails to meet the Specifications, which failure is not remedied or corrected within 15 days of receiving written notice of such failure; or

	(3)	the Manufacturer does not remedy a breach of this Agreement (other than any failure of any Product to meet the Specifications) within 30 days of receiving written notice of such breach.

10.4
Rights on Termination: On termination of this Agreement, the Manufacturer will, without charge and at the option of the Company, destroy or deliver to the Company all finished inventory of Packaging and packaging material bearing the Company trademarks, in excess of three (3) months regular inventory. On termination of this Agreement, the Manufacturer will cease using the Technology and the Trademarks for any purpose.

11.0	INSURANCE AND INDEMNITY

11.1
Insurance: The Manufacturer will obtain comprehensive general liability insurance, including product liability coverage with respect to the Products, in the amount of not less than one million dollars ($1,000,000.00) per occurrence, with the Company as a named insured.

11.2
Insurance Information: The Manufacturer will provide the Company with current information with respect to its insurance coverage on an ongoing basis, and will forward any new information to the Company within ten (10) working days of receipt of such new information.

11.3
Legal Requirements: The Manufacturer will ensure compliance with all legal requirements, whether imposed by statute, regulation, or otherwise, related to the manufacturing of the Products, and will be solely responsible for the consequences of any failure to meet such legal requirements.

11.4	Indemnity: The Manufacturer will indemnify and hold harmless the Company and its respective directors, officers, employees and agents from and against:

	(1)	any and all liabilities, whether accrued, absolute, contingent or otherwise, with respect to any failure on the part of the Manufacturer under paragraph 11.3;

	(2)	any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of the Manufacturer under this Agreement; and

(3)
any and all actions, suits, proceedings, demands, assessments, judgments, costs, including product recall costs and legal costs on a full- indemnity basis, and other expenses incidental to the foregoing.

11.5	Indemnity: the Company will indemnify and hold harmless the Manufacturer and its respective directors, officers, employees and agents from and against:

(1)
any and all damages, actions, suits, proceedings, demands, assessments, judgments, costs, including product recall costs and legal costs on a full- indemnity basis, and other expenses suffered by the Manufacturer arising out of an error or defect in the Specifications provided to the Manufacturer by the Company, but only if and to the extent that such Specifications were amended by the Company after being initially acquired from the Manufacturer pursuant to the Technology Acquisition Agreement, and for greater certainty the Manufacturer will provide the same indemnity to the Company for any damages, actions, et cetera, arising out of an error or defect in the Specifications which were originally provided to the Company by the Manufacturer.

(2)
a claim by a third party that its intellectual property rights are infringed by one of the Products, including by the manufacture, use, or sale of one of the Products, but only to the extent that the claim arises by reason of changes made to the Specifications after being initially acquired from the Manufacturer pursuant to the Technology Acquisition Agreement

12.0	GENERAL

12.1
It is specifically understood and agreed that the Manufacturer, in entering into and carrying out its duties under this Agreement, has the status of an independent contractor. Under no circumstances shall Manufacturer, or its agents or employees, be deemed to be, or represent themselves as, the agents or employees of the Company. Additionally, it is specifically agreed that this Agreement shall not create any partnership, joint venture or similar relationship between the parties hereto, and no representations to the contrary shall be made by either party. Neither of the parties hereto, nor their agents or employees shall have any authority to act for or on behalf of, or to bind the other party in any fashion, and no representations to the contrary shall be made by either party hereto or their agents or employees.

12.2
Neither the Company nor the Manufacturer will be responsible for delays or defaults in respect of this Agreement that result from war (whether or not declared), riot, terrorism, earthquake, fire, flood, or other acts of God, or acts of the Queen or Her enemies, but the party claiming relief under this paragraph will notify the other party within 48 hours when such a delay or default is anticipated. If any delay in performance due to an event of force majeure continues for a period of twelve months (12) from the date the said event occurs or commences, this Agreement shall automatically terminate without further obligation of any kind of either party to the other.

12.3	The Manufacturer will not, without the prior written consent of the Company, assign any of its rights under this Agreement, which consent may be unreasonably withheld.

12.4
This Agreement may be executed in any number of counterparts, or by facsimile, each of which when delivered will be deemed to be an original, for all purposes and will constitute one and the same instrument, binding on the parties, notwithstanding that all the parties are not signatories of the same counterpart or facsimile.

12.5	This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

12.6
Each of the parties hereby covenants and agrees to execute any further and other documents and instruments and to do any further and other things that may be necessary to implement and carry out the intent of this Agreement.

12.7
This Agreement will be governed by and construed in accordance with the law of the Province of British Columbia, without regard to its conflicts of laws principles, which law will be deemed to be the proper law of this Agreement, and the Courts of British Columbia will have exclusive jurisdiction to entertain and determine all claims for injunctive relief at law or in equity, arising out of or in any way connected with the construction, breach, or alleged, threatened, or anticipated breach of this Agreement.

12.8	The captions appearing in this Agreement are for reference and as a matter of convenience only and in no way affect the meaning of the provisions of this Agreement.

12.9
No consent or waiver, express or implied, of any party in respect of any breach or default by the other party of its obligations under this Agreement will constitute a consent or waiver in respect of any other breach or default of such obligations or any other obligation of that party.

12.10
All notices or other communications provided for in this Agreement will be deemed to have been given, delivered or made if they are in writing and either mailed by certified mail, return receipt requested, faxed with answer-back confirmation, or actually delivered to the applicable party to the addresses below. All notices, requests, demands, directions and other communications will be deemed to have been received: when faxed, on transmission; when mailed, on the 7th calendar day after being mailed, addressed as described above.

	If to MDMI: .	The Manager Business Development MDMI Technologies Inc 110-12051 Horseshoe Way Richmond, BC, Canada V7A 4C8 FAX: (604) 275-7970 TEL: (604) 275-7944

	If to the Company:	Med-Tech Solutions, Inc. 2200 – 1177 West Hastings Street Vancouver, B.C, V6E 2K3 TEL: (604) 688-7526 FAX: (604) 647-0631

12.11	This Agreement will be read with such changes in number and gender as the context or the reference may require.

12.12
If any provision in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision will not be affected or impaired in any other jurisdiction and the validity, legality and enforceability of the remaining provisions in this Agreement will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

12.13
All disputes between the parties arising in connection with this Agreement shall be finally settled by arbitration, but subject to the right of parties to seek injunctive relief pursuant to paragraph 12.7. The arbitration shall be held in a mutually agreeable location, and shall be conducted in accordance with the British Columbia International Commercial Arbitration Center Rules of the International Chamber of Commerce. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. In any arbitration proceeding, the arbitrator(s) shall have the right and authority to award to the prevailing party the costs, including attorney fees, incurred by such party in connection with such arbitration.

12.14	Time will be of the essence of this Agreement.

12.15
This Agreement, including all Schedules, constitutes the entire agreement between the parties and supersedes all previous communications, representations, understandings and agreements whether verbal or written between the parties with respect to the subject matter of this Agreement. This Agreement may only be amended by a document signed by both parties.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the day and year first above written.

MED-TECH SOLUTIONS, INC. by its authorized signatory(ies):

/s/ Mark A. McLeary Authorized Signatory
Name: Mark A. McLeary

MDMI TECHNOLOGIES INC. by its
authorized signatory(ies):

/s/ Terry Kehoe Authorized Signatory
Name: Terry Kehoe

SCHEDULE "A"

PRODUCTS & SPECIFICATIONS

Silicone Elastomer MED-6010 (Body)
Silicone Elastomer MED-6010 (Coating)
Silicone Elastomer TUFEL 2 (Tab)
Primer CF1-135
Silicone Adhesive MED-1011
Silicone ink marking R-1008-6
Colorings - Liquitex Acrylic Color
Fly Line Scientific Anglers
Magnetic Weight Bell or Ball Sinker
Tungsten Powder Weight Option
Heat Shrink Tube o3/32"
Stainless Steel Wire o.032" Type 304

SCHEDULE "B"

PRICING & QUOTATION

The price of each urinary incontinence apparatus, including materials, labour and packaging, shall be US$10.00 per unit.

For greater certainty the price shall be the same for all differing sizes of the apparatus.